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_______________

    FORM 4
_______________                    ___________________________

/_/ Check this box if no longer           OMB APPROVAL
    subject to Section 16.          OMB Number:      3235-0287
    Form 4 or Form 5                Expires:  January 31, 2005
    obligations may continue.       Estimated average burden
    See Instruction 1(b)            hours per response . . 0.5
                                   ___________________________


        UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

          STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed Pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940


(Print or Type Responses)

_________________________________________________________________

1. Name and Address of Reporting Person*

     Stevens                 Richard                   B.
_________________________________________________________________
     (Last)                  (First)               (Middle)

     P.O. Box 1851
_________________________________________________________________
                            (Street)

     Litchfield               AZ                  85340
_________________________________________________________________
     (City)                 (State)               (ZIP)


2.  Issuer Name and Ticker or Trading Symbol

    CREDO Petroleum Corporation (CRED)
_________________________________________________________________


3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)

    ###-##-####
_________________________________________________________________


4.  Statement for Month/Day/Year
    December 20, 2002
_________________________________________________________________


5.  If Amendment, Date of Original (Month/Day/Year)

    N/A
_________________________________________________________________

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6.  Relationship of Reporting Person(s) to Issuer
                     (Check all applicable)

    X    Director                      ____  10% Owner
  ____
  ____  Officer (give title below)    ____  Other (specify below)


_________________________________________________________________


7.  Individual or Joint/Group Filing (Check Applicable Line)

    X   Form filed by One Reporting Person
  ____
  ____  Form filed by More than One Reporting Person

_________________________________________________________________


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

                      TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


1.Title of Security          2.Transaction  2A.Deemed       3.Transaction   4.Securities Acquired(A)  5.Amount of Securities
  (Instr 3)                    Date            Executed       Code            or Disposed of (D)        Beneficially Owned
                                               Date,         (Instr 8)       (Instr 3, 4 and 5)         Following Reported
                                               if any       _______________________________________     Transaction(s)
                               (Mo/Day/Yr)    (Mo/Day/Yr)                               (A)
                                                                                         or            (Instr 3
                                                               Code     V     Amount    (D)    Price    and 4)
__________________________________________________________________________________________________________________________

Common Stock                   12/20/02                         G       V       500      D      N/A
__________________________________________________________________________________________________________________________

Common Stock                   12/20/02                         G       V       500      D      N/A     130,687
__________________________________________________________________________________________________________________________


__________________________________________________________________________________________________________________________



                                                 TABLE I - CONTINUED


6.Ownership       7.Nature of
  Form:             Indirect
  Direct (D)        Beneficial
  or                Ownership
  Indirect(I)
 (Instr 4)         (Instr 4)

__________________________________________________________________________________________________________________________

                      (1)
__________________________________________________________________________________________________________________________

    D                 (1)
__________________________________________________________________________________________________________________________

(1) These shares are held by the reporting person's sons and their spouses.  The reporting person disclaims beneficial ownership of these securities and the filing of this report is not an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purpose.



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
                       TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                               (e.g., puts, calls, warrants, options, convertible securities)


1.Title of    2.Conversion   3.Transaction  3A.Deemed        4.Transaction    5.No. of Derivative    6.Date Exercisable
  Derivative    or Exercise    Date            Execution        Code             Securities             and Expiration
  Security      Price of      (Mo/Day/Yr)      Date, if        (Instr 8)         Acquired (A) or        Date
 (Instr 3)      Derivative                     any                               Disposed of (D)       (Mo/Day/Yr)
                Security                      (Mo/Day/Yr)                       (Instr 3, 4 and 5)
                                                             ____________________________________________________________
                                                                                                        Date    Expiration
                                                               Code     V        (A)         (D)    Exercisable    Date

__________________________________________________________________________________________________________________________


__________________________________________________________________________________________________________________________


__________________________________________________________________________________________________________________________


                                                    TABLE II - CONTINUED


7.Title and                     8.Price of        9.Number of Derivative     10.Ownership Form of     11.Nature of Indirect
  Amount of                       Derivative        Securities Beneficially     Derivative Securities    Beneficial
  Underlying                      Security          Owned Following Reported    Direct (D) or            Ownership
  Securities                     (Instr 5)          Transaction(s)              Indirect (I)
 (Instr 3 and 4)                                   (Instr 4)                   (Instr 4)                (Instr 4)
___________________________
                   Amount
                     or
                   Number
                     of
Title              Shares
__________________________________________________________________________________________________________________________


__________________________________________________________________________________________________________________________


__________________________________________________________________________________________________________________________


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Explanation of Responses:






                        /s/ John A. Alsko           12/20/02
                 _______________________________   ___________
                 **Signature of Reporting Person     Date
                 Power of Attorney for
                 Richard B. Stevens


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

           * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

          ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations
             See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


      Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure